As filed with the Securities and Exchange Commission on March 2, 2015

Registration No. 333-104257

Registration No. 333-133521

Registration No. 333-166368

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-104257

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-133521

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-166368

UNDER

THE SECURITIES ACT OF 1933

PLATINUM UNDERWRITERS HOLDINGS, LTD.

(Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0416483
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Waterloo House 100 Pitts Bay Road Pembroke HM 08 Bermuda
(Address of Principal Executive Offices) (Zip Code)

Platinum Underwriters Holdings, Ltd. 2002 Share Incentive Plan
Platinum Underwriters Holdings, Ltd. Capital Accumulation Plan
Platinum Underwriters Holdings, Ltd. Amended and Restated Share Unit Plan for Nonemployee Directors
Platinum Underwriters Holdings, Ltd. 2006 Share Incentive Plan
Platinum Underwriters Holdings, Ltd. Amended and Restated 2010 Share Incentive Plan
(Full title of the plans)

Corporation Service Company 1180 Avenue of the Americas New York, NY 10036 (800) 927-9800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON SHARES

Platinum Underwriters Holdings, Ltd (the “Registrant”) is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to terminate all offerings under such Registration Statements and deregister any and all securities that remain unsold pursuant to the Registration Statements:

1.	Registration Statement No. 333-104257, filed with the Securities and Exchange Commission (the “SEC”) on April 2, 2003, registering the offer and sale of the Registrant’s common shares, par value $0.01 per share (“Registrant Common Shares”), issuable pursuant to the Platinum Underwriters Holdings, Ltd. 2002 Share Incentive Plan, the Platinum Underwriters Holdings, Ltd. Capital Accumulation Plan and the Platinum Underwriters Holdings, Ltd. Amended and Restated Share Unit Plan for Nonemployee Directors;

2.	Registration Statement No. 333-133521, filed with the SEC on April 25, 2006, registering the offer and sale of Registrant Common Shares, issuable pursuant to the Platinum Underwriters Holdings, Ltd. 2006 Share Incentive Plan; as amended by Post-Effective Amendment No. 1, filed with the SEC on April 29, 2010, deregistering 472,977 Registrant Common Shares; and

3.	Registration Statement No. 333-166368, filed with the SEC on April 29, 2010, registering the offer and sale of Registrant Common Shares, issuable pursuant to Platinum Underwriters Holdings, Ltd. Amended and Restated 2010 Share Incentive Plan.

On March 2, 2015, pursuant to the Agreement and Plan of Merger, dated as of November 23, 2014 by and among the Registrant, RenaissanceRe Holdings Ltd. (“RenaissanceRe”) and Port Holdings Ltd. (“Acquisition Sub”), a wholly owned subsidiary of RenaissanceRe, Acquisition Sub was merged with and into the Registrant, with the Registrant continuing as the surviving company and as a wholly owned subsidiary of RenaissanceRe (the “Merger”). In connection with the Merger, the Registrant is terminating all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements, the Registrant hereby removes from registration all securities under the Registration Statements that remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hamilton, Bermuda, on March 2, 2015.

Platinum Underwriters Holdings, Ltd.

By:	/s/ Michael E. Lombardozzi
Name:	Michael E. Lombardozzi
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.